Exhibit 24
POWER OF ATTORNEY
Unisys Corporation
Annual Report on Form 10-K
for the year ended December 31, 2019
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint PETER A. ALTABEF, MICHAEL M. THOMSON and GERALD P. KENNEY, and each one of them severally, his true and lawful attorneys-in-fact and agents, for such person and in such person’s name, place and stead, to sign the Unisys Corporation Annual Report on Form 10-K for the year ended December 31, 2019, and any and all amendments thereto and to file such Annual Report on Form 10-K and any and all amendments thereto with the Securities and Exchange Commission, and does hereby grant unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as said person might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents and each of them may lawfully do or cause to be done by virtue hereof.
Dated: February 20, 2020

/s/ Peter A. Altabef	/s/ Lisa A. Hook
Peter A. Altabef	Lisa A. Hook
Chairman, President and Chief Executive Officer	Director

/s/ Jared L. Cohon	/s/ Deborah Lee James
Jared L. Cohon	Deborah Lee James
Director	Director

/s/ Nathaniel A. Davis	/s/ Paul E. Martin
Nathaniel A. Davis	Paul E. Martin
Director	Director

/s/ Matthew J. Desch	/s/ Regina M. Paolillo
Matthew J. Desch	Regina M. Paolillo
Director	Director

/s/ Denise K. Fletcher	/s/ Lee D. Roberts
Denise K. Fletcher	Lee D. Roberts
Director	Director

/s/ Philippe Germond
Philippe Germond
Director